EXHIBIT 10.3

               EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into this 18th day of October 1996 by and between Spintek Gaming Technologies, Inc., a California corporation (the "Corporation"), and Gary L. Coulter, (the "Executive") with reference to the following facts:

         WHEREAS, the Corporation hired Executive in the position of Chief Operating Officer of the Corporation on April 1, 1996; and

         WHEREAS, there have been significant changes in the Corporation, both in management and in purpose, since Executive's employment; and

         WHEREAS, the Corporation now desires to hire Executive as its Chief Executive Officer;

         WHEREAS, in order to retain the services of the Executive as Chief Executive Officer and to maximize the period of his continued availability, the Corporation desires to enter into this Employment Agreement with Executive as is more fully set forth herein.

         NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1.  Employment

         The Corporation hereby agrees to, and does hereby, employ the Executive and Executive hereby accepts employment with the Corporation as Chairman of the Board of Directors and Chief Executive Officer on the terms and conditions set forth in this Agreement (the "Agreement").

         2.  Term

         The Employment of the Executive hereunder shall commence on October 18, 1996 and shall continue for a period of two (2) years until October 17, 1998 (the "Term"). After the original Term, this Agreement shall continue in effect and shall be deemed automatically renewed for a second Term unless either party hereto shall notify the other in writing at least thirty (30) days prior to the end of the Term of their intention of not renewing the same. The Corporation agrees not to terminate the Executive during the Term except for Cause. Executive shall be considered terminated, at the Executive's election, if (i) there is a Change of Control of the Corporation or (ii) a reduction in Executive's duties, title, salary or position with the Corporation.

         3.   Duties and Services

         A. The Corporation and the Executive hereby agree that, subject to the provisions of this Agreement, the Corporation will employ the Executive and the Executive will serve the Corporation as Chairman and Chief Executive Officer during the Term or any extension thereof.

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         B.   Executive agrees during the term of this Agreement not to usurp a corporate opportunity for his own financial gain. A corporate opportunity shall be defined as a business opportunity which the corporation is financially able to undertake, is, from its nature, in the line of the Corporation's business and is one in which the Corporation has an interest or a reasonable expectancy. Executive agrees that he shall offer a corporate opportunity to the Corporation. The Corporation shall have ten (10) days to either take the opportunity for itself or to reject the opportunity in which case Executive shall have the right to pursue such opportunity for himself. Failure to notify Executive within such ten (10) day period shall be deemed a rejection of the opportunity by the Corporation.

         4. Definitions The following terms shall have the following meanings when used herein

              A.   Change of Control

A Change of Control shall be deemed to have occurred at such time as:

         (1) any person (other than the Corporation, any Subsidiary of the Corporation or any employee benefit plan of the Corporation) ("Person") is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition or transaction or series of transactions, of shares of capital stock, whether presently issued or issued in the future, of the Corporation entitling such Person to exercise forty (40%) percent or more of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors; or;

         (2) any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (y) which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of Common Stock); or

         (3) a change of Board of Directors of the Corporation in which the individuals who constituted the Board of Directors of the Corporation as of October 18, 1996 cease for any reason to constitute a majority of the directors then in office.

         B.   Cause

         Cause shall exist when and only when Executive (i) after written notification by the Board of Directors or the CEO has willfully failed and continues to fail to substantially perform his duties (other than failure resulting from incapacity due to physical or mental illness), (ii) is convicted of a crime constituting a felony, or (iii) has been proven to be dishonest, has embezzled or has committed common law fraud.

         5.   Compensation.

         A. As salary during the Term, the Corporation shall pay the Executive, in accordance with its normal payroll, a minimum salary as follows:

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          (1)One Hundred Twenty Thousand Dollars ($120,000) per
year from date through December 31, 1996;
          (2)One Hundred Thirty-two Thousand Dollars ($132,000) per year from January 1, 1997 through December 31, 1997; and
            (3)One Hundred Fifty Thousand Dollars ($150,000) from January 1, 1998 through October 17, 1998;

provided, however, such salary is to be paid no less than bimonthly during the Term. The Executive shall receive such additional salary as the Board of Directors of the Corporation may from time to time determine during the Term. Unless expressly agreed in writing by the parties hereto, no such additional compensation or benefits shall be deemed to modify or otherwise affect the terms or conditions of this Agreement. Notwithstanding the foregoing if Executive is terminated other than (1) for Cause, as defined herein, or (2) as a result of a Change of Control, as defined herein, Executive shall be entitled to two (2) years salary (based upon his annual salary at the time of termination) as severance. Such payment shall serve as Executive's sole and exclusive rights pursuant to this Agreement, provided; however, such payment shall not affect Executive's rights as to options to purchase shares in accordance with paragraph 7 hereof In the event of a Change of Control, Executive shall be entitled to two
(2) years salary, as severance, provided Executive exercises his right pursuant to this Agreement to treat such change of control as a termination of this Agreement. In the event Executive resigns, except as a result of a Change of Control, Executive shall be entitled to no further remuneration or benefits pursuant to this Agreement. In the event Executive is terminated other than for cause or their is a Change in Control all obligations to pay Executive shall be due and owed in a lump sum payment exactly thirty days from the earlier of (i) the date of termination, (ii) the date of the Change of Control and/or; (iii) the date Executive elects termination pursuant to the provisions of Paragraph 2 hereof.

          B. Executive shall receive an automobile for his use while in Las Vegas and the use of a Corporate Apartment having a minimum of two bedrooms.

          C. The Corporation shall pay Executive additional compensation, based upon sales of its M.A.N.A.G.E.R.S. Systems ("Systems"), the following sums: 1. Upon sale of the first 10,000 Systems $10,000; 2. Upon sale of the second 10,000 Systems the sum of $20,000; and 3. Upon the sale of the third 10,000 System's the sum of $30,000. All such additional compensation shall be earned when the sale is made as evidenced by purchase orders and shall be paid within thirty days of Corporation's receipt of payment for sales aggregating the various numbers of Systems set forth above.

          D. Executive shall be entitled to two (2) round trip tourist class tickets per month for nonbusiness travel from Las Vegas/Atlanta for Executive or his nominee.

          E. Executive shall also be provided with a life insurance policy on his life of not less than the greater of (i) $150,000, (ii) his then current annual salary, or (iii) his total salary package for the immediately preceding calendar year taking into consideration all bonuses and benefits paid to or provided for Executive.

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         6.   Other Benefits

         During the Term the Executive shall receive all rights and benefits for which he is then eligible under any employee benefit plan or bonus plan which the Corporation generally provides for its employees. Such benefits shall include, but not be limited to, a bonus plan, which shall be explicitly set forth by the Corporation's Board of Directors within ninety (90) days of the execution of this Agreement, and full medical and health insurance for Executive. In no event shall the bonus be less than the largest bonus (based on percentage of salary) received by any member of the executive management team other than the Chief Executive Officer of the Corporation and employees directly employed in Sales and Marketing Division of Corporation.

         7.   Grant of Options to Acquire Stock

         Corporation acknowledges that it currently has plans to adopt a qualified stock option plan at the next annual meeting of shareholders and that Executive will be covered under such plan. Further, Corporation guarantees Executive will receive, whether such stock option plan is adopted or not, a minimum of 100,000 options to acquire common shares of the Corporation for each twelve (12) month period for which Executive is employed by Corporation, that such options will vest subject only to the passage of time, and that the exercise price will not be in excess of the closing price of the publicly traded shares on the last day of any such twelve month period. The parties further agree that a mutually satisfactory Agreement shall be entered into between Corporation and Executive no later than thirty (30) days from the date of the next annual meeting of Shareholders.

         8.   Death or Disability

         In the event of the death of the Executive or the disability of the Executive, this Agreement shall immediately terminate and the Corporation shall pay to the Executive or his estate one (i) years salary in a single lump sum payment which payment shall be due and payable upon the sooner of (i) thirty
(30) days of Executive's death or (ii) thirty (30) days after Executive is declared by his physician incapable of performing his duties as specified in this Agreement. The Corporation shall have the right to fund Executive's death and/or disability benefit through insurance other than the insurance required by Paragraph 5(d) hereof.

         9.   Place of Performance

         In connection with his employment by the Corporation during the Term, the Executive shall at all times be entitled to an office at the principal executive offices of the Corporation, located in Las Vegas, Nevada, or at such other office of the Corporation, in Las Vegas, Nevada, as the Chief Executive Officer of the Corporation shall, in his reasonable discretion deem to be in the best interest of the Corporation. In the event the Corporation moves its principal place of business outside of Las Vegas, Nevada, other than at the direction of executive, Executive at his option shall have the right to terminate this Agreement and receive the greater of such salary due him for the remaining Term of this Agreement but in no event less than twelve (12) months salary.

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         10.  Notice

         All Notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mail, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

         If to Corporation at:         Spintek Gaming Technologies, Inc.
         901 Grier Drive, Suite B
         Las Vegas, Nevada, 89119
         Attn: Chairman
         Facsimile #:   702-263-3680

         If to Executive at:           Gary L. Coulter
         901 Grier Drive, Suite B
         Las Vegas, Nevada 891119
         Facsimile #:     702-263-3680

         The parties may from time to time and at any time supplement or change the addresses herein by given Notice hereunder to the other party hereto.

         11.  Miscellaneous

         A. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns. This Agreement may not be assigned by the Corporation without the prior written consent of the Executive. The obligations and duties of the Executive hereunder shall be personal and not assignable.

         B. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law, but if any provision of this Agreement is found to be prohibited or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         C. For purposes of this Agreement an "affiliate" of a person shall include any person, firm, corporation, association, organization, or unincorporated trade or business that, now or hereinafter directly or indirectly, controls, or is controlled by, or practices is under common control with such person.

         D. Any waiver, alteration or modification of any terms of this Agreement will be valid only if made in writing and signed by the parties hereto. Each party hereto from time to time may waive any of his or its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereunder.

         E. Captions and paragraph heading used herein are for convenience only are not a part hereof and shall not be used in construing this Agreement.

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         F.  This Agreement constitutes the entire understanding and agreement of the parties and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties relating to the employment of the Executive by the Corporation during the Term. All prior negotiations or agreements, if any, between the parties relating solely to the employment of the Executive by the Corporation during the Term are hereby superseded.

         G. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

         H. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

              12.    Arbitration

              Any controversy between the parties hereto, including the construction or application of any of the terms, covenants or conditions of this Agreement, shall on written request of one party served on the other be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitrator selected must be a member of the National Academy of Arbitrators and must have significant experience in arbitrating labor disputes. Further, the Arbitrator must be an attorney practicing labor law in the Southern California area. The cost of such arbitration shall be borne by the losing party or in such proportions as the Arbitrator(s) shall decide. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

         13.  The Executive's Employment

         Nothing contained in this Agreement (i) obligates the Corporation or any subsidiary of the Corporation to employ the Executive in any capacity whatsoever, or (ii) prohibits or restricts the corporation (or any such subsidiary) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without cause, subject to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive

/s/ GARY L. COULTER
Gary L. Coulter

Spintek Gaming Technologies, Inc.

By: /s/ LANIER M. DAVENPORT
       Lanier M. Davenport, Chairman

By:/s/ MALCOLM C. DAVENPORT V
      Malcolm C. Davenport V
       Assistant Secretary